Exhibit (e)(4)
Executive Compensation
      The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2004, the Company’s Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000 (collectively, the “named executive officers”).
SUMMARY COMPENSATION TABLE(1)

						Long-Term
		Annual Compensation				Compensation

							Securities
							Under-
				Other		Restricted	Lying	All
Name and				Annual		Stock	Options	Other
Principal Position	Year	Salary	Bonus	Compensation		Award(s)	(#)	Compensation

Bennett S. LeBow	2004	$2,000,000	—	$90,000	(2)	—	—	—
Chairman and Chief	2003	2,000,000	—	90,000	(2)	—	—	—
Executive Officer	2002	2,000,000	—	59,503	(2)	—	—	—

Howard M. Lorber	2004	1,882,341	1,500,000	90,000	(3)	—	—	—
President and Chief	2003	1,822,587	1,500,000	149,437	(3)	—	—	—
Operating Officer	2002	1,769,004	2,000,000	131,973	(3)	—	—	—

Richard J. Lampen	2004	750,000	100,000	—		—	—	$6,150	(7)
Executive Vice President	2003	750,000	—	—		—	—	6,000	(7)
and General Counsel(4)	2002	750,000	—	—		—	—	6,000	(7)

Marc N. Bell	2004	375,000	50,000	—		—	—	6,150	(7)
Vice President, Associate	2003	375,000	—	—		—	—	6,000	(7)
General Counsel and Secretary(5)	2002	375,000	—	—		—	—	6,000	(7)

J. Bryant Kirkland III	2004	250,000	50,000	—		—	—	6,150	(7)
Vice President, Chief	2003	250,000	—	—		—	—	6,000	(7)
Financial Office and Treasurer(6)	2002	250,000	—	—		—	—	6,000	(7)

(1)	Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.

(2)	Represents an allowance paid by the Company to an entity affiliated with Mr. LeBow for lodging and related business expenses.

(3)	Represents an allowance paid by the Company to Mr. Lorber for lodging and related business expenses of $90,000 for 2004, 2003 and 2002 and an automobile allowance paid by the Company of $59,437 for 2003 and $41,973 for 2002.

(4)	The table reflects 100% of Mr. Lampen’s salary and bonus, all of which are paid by the Company. Of Mr. Lampen’s salary from the Company, $187,500 per year has been reimbursed to the Company by Vector Group and $25,000 of his 2004 bonus was reimbursed to the Company by Vector Group.

(5)	The table reflects 100% of Mr. Bell’s salary, all of which are paid by Vector Group. Of Mr. Bell’s salary from Vector Group, $187,500 has been reimbursed to Vector Group by the Company and $25,000 of his 2004 bonus was reimbursed to Vector Group by the Company.

(6)	The table reflects 100% of Mr. Kirkland’s salary and bonus, all of which are paid by the Company. Of Mr. Kirkland’s salary from the Company, $62,500 per year has been reimbursed to the Company by Vector Group and $12,500 of his 2004 bonus has been reimbursed to the Company by Vector Group.

(7)	Represents 401(k) plan contributions.

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      The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 2004. There were no stock options exercised by the named executive officers during 2004.
Aggregated Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at		Options at
	December 31, 2004		December 31, 2004*

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard M. Lorber	65,333	—	$69,496	$—

*	Calculated using the closing price of $6.74 per Common Share on December 31, 2004 less the option exercise price.
Equity Compensation Plan Information
      The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2004.

	Number of Securities
	to	Weighted-Average	Number of Securities Remaining
	Be Issued Upon	Exercise	Available for Future Issuance
	Exercise	Price of Outstanding	Under Equity Compensation
	of Outstanding Options,	Options, Warrants and	Plans (Excluding Securities
	Warrants and Rights	Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	120,000	$4.20	2,511,724
Equity compensation plans not approved by security holders(2)	65,333	$5.68	-0-
Total	185,333	$4.72	2,511,724

(1)	Includes options to purchase Common Shares under the stockholder-approved Non-Employee Directors Stock Option Program.

(2)	Includes ten-year options granted to Mr. Lorber in November 1996 to purchase 33,000 Common Shares at an aggregate exercise price of $191,400 and 32,333 Common Shares at an aggregate exercise price of $179,448.
Compensation of Directors
      In 2004, each non-employee director of the Company received an annual fee of $35,000 for serving on the board of directors, an annual fee of $60,000 for serving on the executive committee thereof and a $1,000 fee for attendance at each meeting of the board of directors or a committee thereof other than the executive committee. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board.
      Under the Company’s Non-Employee Directors Stock Option Program, each non-employee director will automatically be granted an option to acquire 5,000 Common Shares upon reelection as a director at the 2005 annual meeting. The exercise price for each option awarded under the program will be the fair market value of a Common Share on the date of grant. Each option will be exercisable on the first anniversary of the date of grant.

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